Exhibit 99.1

Media Release

Capital One Announces Full Redemption of Its Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M

MCLEAN, Va.—(BUSINESS WIRE)—Aug. 20, 2026—Capital One Financial Corporation (NYSE: COF) today announced that it will redeem all outstanding shares of its Fixed Rate Reset Non-Cumulative Perpetual Preferred Stock, Series M, $0.01 par value per share (“Series M Preferred Stock”) on September 1, 2026 (the “Series M Redemption Date”).

All one million outstanding shares of the Series M Preferred Stock (CUSIP: 14040HCF0) will be redeemed at a price of $1,000 per share of preferred stock on the Series M Redemption Date.

Regular dividends on the outstanding shares of the Series M Preferred Stock of $9.875 per share will be paid separately on the Series M Redemption Date, to holders of record as of the close of business on August 17, 2026, in the customary manner. Accordingly, the redemption price for the Series M Preferred Stock will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the shares of Series M Preferred Stock will cease to accrue.

The Series M Preferred Stock is held through The Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series M Preferred Stock will be made by Computershare Trust Company, N.A., as redemption agent, in accordance with the Transfer Agency and Service Agreement and the Redemption Agent Agreement that govern the redemption of the Series M Preferred Stock. The address for the redemption agent is as follows:

Computershare Trust Company, N.A.

Attn: Corporate Actions

150 Royall St.

Canton, MA 02021

Forward-Looking Statements

Certain statements in this release may constitute forward-looking statements, which involve a number of risks and uncertainties. Forward-looking statements often use words such as “will,” “anticipate,” “target,” “expect,” “think,” “estimate,” “intend,” “plan,” “goal,” “believe,” “forecast,” “outlook” or other words of similar meaning. Any forward-looking statements made by Capital One or on its behalf speak only as of the date they are made or as of the date indicated, and Capital One does not undertake any obligation to update forward-looking statements as a result of new information, future events or otherwise. Capital One cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information due to a number of factors. For additional information on factors that could materially influence forward-looking statements included in this press release, see the risk factors set forth under “Part I—Item 1A. Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) and Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

About Capital One

Capital One Financial Corporation (NYSE: COF) is a leading technology-based financial services company with $484.3 billion in deposits and $673.8 billion in total assets as of June 30, 2026. Headquartered in McLean, Virginia, the company operates as a premier global payments provider and diversified financial institution, delivering a broad suite of products and consumer lifestyle and shopping experiences through its Credit Card, Consumer Banking including its Global Payment Network, and Commercial Banking lines of business. As the only major U.S. bank to migrate entirely to the public cloud, Capital One leverages proprietary data and advanced analytics to democratize financial tools across its primary markets in the United States, Canada, and the United Kingdom.

Contacts

Jeff Norris

Jeff.Norris@capitalone.com

Danielle Dietz

Danielle.Dietz@capitalone.com

Angela Solomon

Angela.Solomon@capitalone.com

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